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                                                           EXHIBIT (22)

               SUBSIDIARIES OF CLARK EQUIPMENT COMPANY (CLARK)



     Except as otherwise indicated below, the following corporations are wholly owned subsidiaries of Clark.


                                                 Jurisdiction of
                  Name (1)                       Incorporation

Automotive Products Company                      Delaware

Blaw-Knox Construction Equipment Corporation     Delaware
   Clark Equity Company                          Delaware
   Clark Industries Company                      Delaware
     Blaw-Knox Company (3)                       England

Club Car, Inc.                                   Delaware
   Club Car International, Inc.                  Guam
   Club Car Limited                              New Zealand

Clark Business Services Corporation              Michigan
   Celfor Insurance Co., Ltd.                    Bermuda
   Clark Distribution Services Inc.              Michigan
     CDS Midwest, Inc.                           Michigan
   Clark Equipment Belgium N.V.                  Belgium
   Clark Equipment of Canada Ltd.                Canada
   Clark Foreign Sales Corporation               Barbados
   Clark-Hurth Components S.p.A.                 Italy
     Clark-Hurth Components S.A.R.L. (2)         France
   Clark-Hurth Components Marketing Company      Delaware
   Clark-Hurth Components Vertriebs GmbH         West Germany
   Melroe Equipment Limited                      Canada
   Melroe Parts Trading GmbH                     West Germany



(1) Where the name of a subsidiary is indented, it is wholly owned by its immediate parent listed at the margin above it, unless otherwise indicated.

(2) 95% owned by Clark-Hurth Components S.p.A. and 5% owned by Clark Business Services Corporation.

(3)  99% owned by Clark Industries Company and 1% owned by Clark Equity
     Company.